EXHIBIT 99.1
InSite Vision Reports First Quarter 2006 Financial Results

ALAMEDA, Calif.--(BUSINESS WIRE)--InSite Vision Incorporated (AMEX:ISV) -- an ophthalmic products company currently focused on developing therapies that treat ocular infection, glaucoma, and retinal diseases, today reported financial results for the three months ended March 31, 2006.

Net loss for the first quarter of 2006 was $5.3 million, or $0.06 per share, including stock option expenses of $128,000 related to the adoption of FAS 123R, compared with a net loss of $3.4 million, or $0.06 per share, for the first quarter of 2005.

Research and development (R&D) expenses increased to $3.5 million during the first quarter of 2006 from $2.4 million for the first quarter of 2005. The increase in R&D expenses reflects costs associated with the AzaSite(TM) phase 3 clinical trials and with preparation of the related New Drug Application (NDA).

Selling, general and administrative (SG&A) expenses increased to $1.3 million in the first quarter of 2006 from $1.0 million in the first quarter of 2005.

InSite Vision had cash and cash equivalents of $3.8 million at March 31, 2006, compared with cash and cash equivalents of $4.0 million at December 31, 2005. The company's current financial position provides sufficient liquidity to fund operations through the middle of July 2006.

"We are approaching the most important inflection point in our company's history. We have demonstrated exceptional results from our two phase 3 clinical trials for our lead product AzaSite, and we continue on track to submit a NDA for AzaSite with the U.S. Food and Drug Administration (FDA) by the end of the second quarter," said S. Kumar Chandrasekaran, Ph.D., chief executive officer of InSite Vision.

Recent Company Developments

On January 13, 2006, InSite Vision announced the completion of enrollment of the second phase 3 clinical trial for AzaSite. The trial was a randomized, double masked, multi-center study that included patients from 1 - 96 years of age. The goal of the second study was to demonstrate superiority of AzaSite as compared to a vehicle (a placebo that does not contain any active drug substance) in the clinical resolution of the bacterial conjunctivitis. Clinical resolution was the primary efficacy endpoint. A secondary endpoint was bacterial eradication. On March 14, 2006, top line results were reported from this second clinical trial. Patients treated with AzaSite had a significantly higher clinical resolution rate, the trial's primary efficacy end point and a significantly higher bacterial eradication rate, a secondary end point, than those receiving the vehicle.

On April 27, 2006, InSite Vision announced that it had a pre-NDA meeting with representatives of the U.S. Food and Drug Administration (FDA) on Wednesday, April 26, 2006. The purpose of the meeting was to discuss the proposed new drug application (NDA) submission for AzaSite(TM), the Company's ocular anti-infective product. The discussions with the FDA during this meeting were productive, and we believe will facilitate full NDA submission in the second quarter of 2006.

On May 2, 2006, InSite Vision announced that work by its scientists and collaborators were highlighted in formal presentations and poster presentations at the Association for Research in Vision and Ophthalmology (ARVO) 2006 Annual Meeting in Fort Lauderdale, Florida. Formal presentations at ARVO included a randomized trial assessing microbial eradication and clinical efficacy of 1% azithromycin ophthalmic solution vs. tobramycin in adult subjects with bacterial conjunctivitis and a randomized trial assessing safety and tolerability of 1% azithromycin ophthalmic solution vs. tobramycin in adult and pediatric subjects.

The results of its phase 3 clinical trial show that the clinical resolution and bacterial eradication rates of AzaSite are equivalent to those of tobramycin even though AzaSite was dosed less frequently, i.e., twice a day for the first 2 days, followed by once a day for the next 3 days versus four times a day for 5 days. In addition, the results demonstrated that AzaSite is as safe and well tolerated in children and adults as tobramycin.

Conference Call

Kumar Chandrasekaran, Ph.D., Chief Executive Officer, and Sandra Heine, Vice President, Finance and Administration, will host a financial community conference call beginning at 9:00 am EDT today, Thursday, May 11, 2006, to discuss these results.

Individuals interested in listening to the conference call may do so by dialing 877-407-0778 for domestic callers and 201-689-8565 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 877-660-6853 for domestic callers and 201-612-7415 for international callers. All callers will have to enter the conference ID 202446.

The live conference call will also be webcast by Vcall and available on the Internet at www.InvestorCalendar.com as well as the company's website at www.insitevision.com. A recording of the call will be available for 90 days following the completion of the conference. InSite Vision will file this press release with the U.S. Securities and Exchange Commission on a Current Report on Form 8-K and post this press release on its web site prior to the conference call.

About InSite Vision Incorporated

InSite Vision is an ophthalmic company focused on developing therapies that treat ocular infections, glaucoma and retinal diseases. InSite Vision's lead product is AzaSite, which targets bacterial infections of the eye. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite(R), InSite Vision's patented drug-delivery vehicle, which offers the benefit of a low-dosing regimen, attractive to both the eye-care patient and physician. Pending the filing and approval of an NDA with the FDA, InSite Vision currently expects AzaSite to be commercially launched in the United States, while seeking to expand this "technology platform" to include additional product candidates and indications for the worldwide market.

In the glaucoma area, InSite Vision continues to focus genomic research on the TIGR gene, among other genes in its genomic portfolio. A portion of this research has been incorporated into InSite Vision's commercially available OcuGene(R) glaucoma genetic test for disease management, which is a prognostic tool designed to detect a genetic marker (mt-1) in the promoter region of the glaucoma-related TIGR gene.

Additional information can be found at the Company's website, www.insitevision.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision, such as the timing of filing an NDA with the FDA, the Company's ability to obtain FDA approval of its NDA, the anticipated date of commercialization of AzaSite, the Company's ability to continue funding its operations. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision's ability to obtain additional financing, InSite Vision's ability to commence, complete and file an NDA with the U.S. FDA for AzaSite, and receive approval from the FDA for the commercialization of AzaSite; InSite Vision's ability to launch AzaSite and the timing of such a launch; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties for the development, marketing and sale of its products; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others, determinations by the FDA, including those with respect to OcuGene, AzaSite and ISV-205. Reference is made to the discussion under the caption "Risk Factors" and elsewhere in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K, and its quarterly reports on Form 10-Q. All forward looking statements in this press release and/or conference call are based on the limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release and/or conference call is still valid at any later date.

Note to Editors: OcuGene(R) is written with a "small cap" G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite(R) and OcuGene(R) are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2006 and 2005
(in thousands, except per share amounts; unaudited)

	Three months ended
	March 31,
	2006	2005

Revenues, net	$1	$1
Cost of revenue	3	5
Operating expenses:
Research and development	3,471	2,428
Selling, general and administrative	1,338	1,003
Total	4,809	3,431
Loss from operations	(4,811)	(3,435)
Gain on sale of assets	-	-
Interest (expense) and other income, net	(510)	(3)
Net loss applicable to common stockholders	$(5,321)	$(3,438)

Net loss per share applicable to common
stockholders
basic and diluted	$(0.06)	$(0.06)

Shares used to calculate net loss per share
basic and diluted	83,756	62,493

Condensed Consolidated Balance Sheets
At March 31, 2006 and December 31, 2005
(in thousands; unaudited)

	March 31,	December 31,
	2006	2005

Assets:
Cash and cash equivalents	$3,827	$4,027
Prepaid expenses and other assets	157	173
Deferred debt issuance cost	404	614
Property and equipment, net	310	265
Total assets	$4,698	$5,079

Liabilities and stockholders' deficit:
Accounts payable and accrued expenses	$1,743	$3,549
Stort-term notes payable	6,122	4,075
Stockholders' deficit	(3,167)	(2,545)
Total liabilities and stockholders' deficit	$4,698	$5,079

CONTACT :

InSite Vision Incorporated S. Kumar Chandrasekaran or Sandra Heine, 510-865-8800 or Ashton Partners 888-857-7839 (Investors) www.ashtonpartners.com